Exhibit 23.2

Consent of Independent Auditors

We consent to the inclusion in this Registration Statement on Form S-4 of MidWestOne Financial Group, Inc. of our report, dated March 5, 2018, on our audits of the consolidated financial statements of ATBancorp and subsidiaries as of December 31, 2017 and 2016, and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ Eide Bailly LLP

Minneapolis, Minnesota

October 19, 2018